Exhibit 99.(b)(ii)

AMENDMENT

TO THE

BY-LAWS

OF

CENTER COAST MLP & INFRASTRUCTURE FUND

This Amendment, dated as of February 2, 2018, to the By-Laws (the “By-Laws”), dated as of August 14, 2013, is made and adopted pursuant to Article III, Section 3.9 of the Amended and Restated Agreement and Declaration of Trust of Center Coast MLP & Infrastructure Fund (the “Trust”), dated as of August 14, 2013, as from time to time amended.

The By-Laws are hereby amended to reflect that the name of the Trust shall be Center Coast Brookfield MLP & Energy Infrastructure Fund.